Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports 2009 Second Quarter Results

COLUMBUS, Ohio – August 5, 2009 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended June 30, 2009.

The 2009 second quarter net loss was $0.3 million, or $0.03 per diluted share, versus a net loss of $1.0 million, or $0.12 per diluted share, for the same quarter in 2008. The 2008 second quarter results included a $0.7 million before-tax one-time non-cash inventory valuation adjustment (approximately $0.5 million after-tax, or $0.06 per diluted share).

Sales declined 37% to $9.0 million for the 2009 second quarter from $14.3 million a year ago due to weak global economic conditions that have particularly affected the Company’s legacy commercial (non-defense-related) product sales. Gross profit margins improved and operating expenses were reduced compared to the 2008 second quarter reflecting PDSi’s focus on higher margin business as well as specific initiatives implemented during the past several quarters to adjust PDSi’s cost structure to lower anticipated sales levels.

Michael R. Sayre, President and Chief Executive Officer, commented, “The significant improvement to a $0.03 loss per diluted share compared to a $0.07 loss excluding the inventory charge last year and the $0.09 loss in the previous quarter was a positive result of our team’s commitment to the successful implementation of our strategic plans. Over the past two years, the implementation of Lean Manufacturing throughout our operations significantly improved our productivity and performance, enabling significant reductions in our costs and winning us new opportunities to grow our business with current and new customers. The development of niche embedded computer products and industry-savvy sales channels targeting the defense sector, as well as the alignment of sales and engineering resources in our Embedded Products Group earlier this year, have yielded a strong and growing pipeline, several trials and some initial program wins with customers new to PDSi. In addition, developing the organization to a point earlier this year where we could also split out business development resources into a group focusing on developing only new Service opportunities resulted in the largest Service pipeline in the Company’s history. Service program wins in the first half of 2009 are expected to increase quarterly Service revenues by approximately 20% by the end of the year.”

Underscoring actions the Company has taken during the past several quarters to also align costs with anticipated sales; PDSi’s operating expenses for the 2009 second quarter were 28%, or nearly $0.9 million, below the same quarter last year. In May 2009, the Company implemented additional cost reduction actions that will have a full impact on results in the third quarter of 2009.

“Consistent with our strategic plans, we are making progress in transitioning our Product business from integrated products with low PDSi content and commensurately low margins to integrated products with much higher margins incorporating PDSi’s recently introduced embedded computing platforms. However, the prolonged and precipitous decline in our non-defense-related product sales has created some unique challenges during this transition as we manage the balance between keeping our costs in line with overall revenues and maintaining the resources necessary to develop new products and business. We have evaluated our latest forecasts each quarter and carefully planned the cost reduction actions taken. While we continue to work through the challenges such reductions present, we are confident that PDSi will emerge from this period a stronger, more focused and leaner company with increased flexibility to provide products and services consistent with our customers’ unique needs,” said Mr. Sayre.

Mr. Sayre continued, “We have not changed our strategic plans to achieve our goal of sustained profitable growth. As we continue to execute our plans and as global market conditions improve, we believe that PDSi and its shareholders are poised to benefit greatly.”

Financial Results

Net Loss

The 2009 second quarter net loss was $0.3 million, or $0.03 per diluted share, versus a net loss of $1.0 million, or $0.12 per diluted share, for the same quarter in 2008. For the first six months of 2009, PDSi’s net loss was $1.0 million, or $0.12 per diluted share, compared to a net loss of $0.7 million, or $0.09 per diluted share, for the same period last year. The 2008 second quarter and six-month results included a one-time non-cash inventory valuation adjustment, which represented approximately $0.5 million after-tax, or $0.06 per diluted share.

Sales

Sales declined 37% to $9.0 million for the 2009 second quarter from $14.3 million for the same quarter last year as Product sales were $6.6 million for the 2009 second quarter compared to $11.5 million a year ago. This decrease was primarily due to lower legacy commercial sales to a single large international OEM customer. Service sales declined to $2.4 million for the 2009 second quarter from $2.8 million in the prior year principally due to the impact of OEM customers working off service parts inventories in response to the poor economic conditions during the period.

Sales for the six months ended June 30, 2009 declined 37% to $19.9 million from $31.5 million a year ago. Product sales and Service sales for the 2009 first half were $15.1 million and $4.8 million, respectively, which were $10.7 million and $0.8 million, respectively, below the same period in 2008, for the same reasons given for the quarterly declines.

Gross Profit

Gross profit increased approximately 20% to $2.0 million for the 2009 second quarter from $1.6 million a year ago. This increase was nearly equally split between the Product and Service segments. The Product segment second quarter gross profit increased $0.2 million from $1.0 million in 2008 to $1.2 million in 2009. This improvement reflects the impact of the 2008 $0.7 million inventory valuation adjustment discussed above. Excluding this one-time item, Product gross profit was down $0.5 million compared to the prior year reflecting lower sales due to weaker demand from large accounts for lower margin legacy products. The 2008 second quarter Service segment gross profit increased $0.2 million in spite of a $0.3 million decline in sales, benefiting from improved operating efficiencies, increased emphasis on higher margin business and improved gross profit on existing business.

Gross profit margin for the 2009 second quarter increased to 22% of sales, partially reflecting improved business mix and increased emphasis on higher margin business. The Product segment gross profit margin was 18% for the 2009 second quarter versus 9% for the same period last year. Excluding the aforementioned inventory valuation adjustment, the Product gross profit margin was 15% for the 2008 second quarter. The Service gross profit margin increased 9 percentage points to 31% versus 22% a year ago.

Gross profit for the first half of 2009 was $4.0 million compared to $5.4 million in the prior year period. The 2008 year-to-date amount was impacted by the $0.7 million pre-tax one-time non-cash inventory valuation adjustment as discussed previously.

PDSi’s gross profit margin for the six months ended June 30, 2009 was 20% versus 17% for the same period in 2008. The Product segment gross profit margin was 16% for the first six months of 2009 and 2008, and was 19% for the first six months of 2008 excluding the impact of the inventory valuation adjustment in the 2008 second quarter. This decline reflects the timing of overhead cost reductions in the current year in response to declining revenues, as well as favorable product mix in the first quarter of 2008 that included a high-margin end-of-life sale to a large OEM. Gross profit margin for the Service segment was 33% for the six months ended June 30, 2009 versus 23% for the same period in 2008.

Operating Expenses

Operating expenses were reduced 27% to $2.3 million for the 2009 second quarter versus $3.1 million for the 2008 second quarter. For the 2009 year-to-date period, operating expenses were reduced 17% to $5.3 million from $6.4 million in the prior year. This reduction in operating expenses reflects the cumulative impact of several cost reduction actions taken during the past several quarters to align PDSi’s cost structure with lower anticipated sales levels. The Company continues to implement actions to improve operating efficiencies and future results of operations. Incremental benefits from actions taken during the 2009 second quarter are expected to be fully reflected during the second half of 2009.

Interest Expense

Interest expense declined to $0.05 million for the 2009 second quarter from $0.1 million for the same quarter a year ago. For the first six months of 2009, interest expense declined 47% to $0.1 million from $0.2 million for the 2008 first half. A reduction in debt outstanding favorably impacted interest expense for both periods in 2009 compared to the prior year.

Debt outstanding at June 30, 2009 was $3.0 million compared to $5.4 million at year-end 2008.

Recent PDSi Highlights

•	On April 3, 2009, the Company closed on a three-year $9 million asset based line of credit with Wells Fargo Business Credit.

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Over the past year, our two most recent product design wins around PDSi’s ATCA and ComExpress platforms with customers new to PDSi have progressed to a combined volume of approximately $1.4 million for the second half of 2009.

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A number of recent service program wins with customers new to PDSi over the past year are ramping to a level expected to increase quarterly service sales revenues approximately 20% by the end of the year.

•

In July 2009, PDSi’s Embedded Products Group announced availability of its proven AdvancedTCA™ (ATCA) compute blade, model ATCA-F1. This product includes the recently released embedded “Shanghai” quad-core AMD Opteron™ CPU’s. PDSi’s powerful, military-tested blade can now be equipped with two of these 2.4GHz CPUs for a total of 8 cores to handle critical ATCA applications that demand the highest levels of server performance.

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In May 2009, PDSi released a new AMC-E24D Dual Display Graphics+Storage Module. It is an AdvancedMC® (AMC) product offering both high-resolution 3D graphics and high-capacity SATA storage capabilities in a single mid-sized board. This compact module has been qualified with a number of AdvancedTCA® (ATCA) carriers, including PDSi’s own ATCA blade servers, and provides a very convenient way to locally boot, view and manage mission-critical applications on these platforms.

Conference Call

PDSi will host a conference call on Thursday, August 6, 2009, at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer; Nick Tomashot, Chief Financial Officer; Michael Darnell, Vice President, Embedded Products Group; and T.J. Harper, Vice President, Services Group and Operations will discuss the 2009 second quarter financial performance, recent developments and PDSi’s business strategy.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of specialized embedded computing products. We offer a wide range of technology platforms including standard and custom-designed products for the telecom, defense/aerospace, medical, semiconductor, industrial automation and IT markets. Our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life, embedded products and unique, customer-centric solutions.

In addition to our product offerings, PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and specialized production capabilities. With service centers in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

PDSi’s turnkey technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2009. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

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changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$94	$282
Accounts receivable, net of allowance for doubtful accounts of $245 and $135, respectively	7,532	11,550
Inventory, net	4,951	5,445
Prepaid expenses and other current assets	1,817	1,793
Income taxes receivable
Deferred income taxes

Total current assets	14,394	19,070

PROPERTY AND EQUIPMENT
Property and equipment, cost	5,907	5,776
Less accumulated depreciation and amortization	(4,963)	(4,717)

Total property and equipment, net	944	1,059

OTHER ASSETS
Goodwill	809	797
Other assets	476	367

Total other assets	1,285	1,164

TOTAL ASSETS	$16,623	$21,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$2,977	$5,408
Accounts payable	3,789	5,156
Unearned revenue	634	138
Other current liabilities	981	1,475

Total current liabilities	8,381	12,177

LONG-TERM LIABILITIES
Accrued other	224	221

Total long-term liabilities	224	221

TOTAL LIABILITIES	8,605	12,398

STOCKHOLDERS’ EQUITY
Common stock	5,769	5,769
Additional paid-in capital	1,880	1,797
Accumulated other comprehensive income (loss)	(46)	(57)
Retained earnings	415	1,386

Total stockholders’ equity	8,018	8,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,623	$21,293

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales	$9,038	$14,265	$19,925	$31,458
Cost of sales	7,054	12,621	15,907	26,083

Gross profit	1,984	1,644	4,018	5,375
Operating expenses	2,272	3,133	5,250	6,354

Income (loss) from operations	(288)	(1,489)	(1,232)	(979)
Other expense
Interest expense	49	100	102	191

Income (loss) before income taxes	(337)	(1,589)	(1,334)	(1,170)
Income tax expense (benefit)	(67)	(617)	(363)	(462)

Net income (loss)	$(270)	$(972)	$(971)	$(708)

Basic and diluted earnings (loss) per common share	$(0.03)	$(0.12)	$(0.12)	$(0.09)

Basic and diluted weighted average common shares outstanding	7,825	7,814	7,825	7,781

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(971)	$(708)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	291	313
Share-based payment expense	83	24
Allowance for doubtful accounts	109	32
Inventory reserves	404	903
(Increase) decrease in assets:
Accounts receivable	3,918	1,648
Inventory	94	198
Prepaid expenses and other assets	110	(52)
Income taxes receivable	(79)	(760)
Increase (decrease) in liabilities:
Accounts payable	(1,082)	(455)
Unearned revenue	496	447
Other current liabilities	(533)	(480)

Total adjustments	3,811	1,818

Net cash provided by operating activities	2,840	1,110

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(155)	(113)
Acquisition, net of cash received	—	(937)
Restricted cash	—	1,200

Net cash provided by (used in) investing activities	(155)	150

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(2,431)	2,959
Payment on short-term note payable	—	(4,000)
Net change in outstanding checks	(264)	2
Other	(181)	7

Net cash provided by (used in) financing activities	(2,876)	(1,032)

EFFECT OF EXCHANGE RATE ON CASH	3	8

INCREASE (DECREASE) IN CASH	(188)	236
Cash at beginning of period	282	54

Cash at end of period	$94	$290

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Common stock issued for acquisition	$—	$271

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